Contact:	Stephen H. Gordon	Chairman & CEO	Telephone:	(949) 585-7500
	Christopher G. Hagerty	EVP & CFO	Facsimile:	(949) 585-0174

COMMERCIAL CAPITAL BANCORP, INC. ANNOUNCES RECORD FIRST QUARTER
EARNINGS OF $0.22 PER SHARE, NET INCOME GROWS 68% TO $7.1 MILLION

–Return on Average Equity and Tangible Equity Increase to 26.3% and 29.9% –
– Record 99% of Core Loan Originations Retained –
Core Loan Pipeline Expands 47% to $243 Million, Total Loan Pipeline Expands 39%
to $297 Million Entering Second Quarter 2004 –

Irvine, CA – April 26, 2004 – Commercial Capital Bancorp, Inc. (“CCBI” or the “Company”), (NASDAQ: “CCBI”), the holding company for Commercial Capital Bank (the “Bank”), announced today record net income of $7.1 million, or $0.22 per diluted share, for the first quarter of 2004, an increase of 68% and 57%, respectively, from $4.2 million and $0.14 per diluted share, for the first quarter of 2003. The Company’s return on average equity (“ROAE”) and return on average assets (“ROAA”) for the first quarter of 2004 were 26.30% and 1.56%, respectively, compared to 20.60% and 1.70% for the first quarter of 2003. Return on tangible equity increased to 29.91% for the first quarter of 2004, compared to 24.48% for the first quarter of 2003. During the first quarter and twelve months ended March 31, 2004, the market value of the Company’s shares rose 43% and 326%, respectively, which resulted in a dilutive effect on the Company’s earnings per share calculation in accordance with the treasury stock method of accounting for stock options per SFAS No. 128.

($ in 000’s, except per share data)	Q1 2004	Q4 2003	Q1 2003
Net income	$7,101	$6,158	$4,239
Basic EPS(1)	0.24	0.21	0.15
Diluted EPS(1)	0.22	0.19	0.14
Net interest income	13,802	12,363	8,064
Net interest margin	3.13%	3.22%	3.39%
Total revenues	$23,448	$20,859	$16,606
ROAA	1.56%	1.56%	1.70%
ROAE	26.30	24.83	20.60
ROAE - Tangible	29.91	28.59	24.48
Efficiency ratio	25.86	25.82	30.08
Core loan originations(2)	$230,103	$274,884	$257,197

(1)	Per share data has been adjusted to reflect the 3-for-2 stock split completed on September 29, 2003, and the 4-for-3 stock split completed on February 20, 2004.

(2)	The Company defines core loan originations to exclude those loan originations funded through its strategic alliance with Greystone Servicing Corporation, a Fannie Mae DUS lender, and the Company’s other broker and conduit channels.

Stephen H. Gordon, Chairman and Chief Executive Officer, stated, “The first quarter results showed continued growth in interest income, net interest income, total revenues and net income, while maintaining a disciplined focus on the cost of generating earnings, as shown by the Company’s 25.86% efficiency ratio and 0.89% expense to average assets ratio, ranking the Company amongst the most efficient in the banking industry.” Gordon added, “The Company continues to manage and structure its balance sheet in anticipation of higher market interest rates. Though the Company continues to report record earnings, it has continued to forego additional profits by being a disciplined adjustable rate lender and by not short funding its balance sheet. The Company continues to originate and portfolio significant volumes of adjustable rate commercial loans secured by low risk multi-family properties, which rates are tied to market sensitive indices responsive to Treasury rates and LIBOR. Further, as evidenced by the asset sensitive behavior of its net interest margin, the Company has focused its attention on prudently managing the liability side of its balance sheet. In addition to core transaction account deposit funding, of which 33% is from businesses, and as to which the Company believes the rates of interest paid will lag increasing market interest rates, the Company has opportunistically utilized longer term borrowings made available through the Federal Home Loan Bank (“FHLB”). During the first quarter of 2004, the Company locked in an additional $145 million of term FHLB advances at a cost of 1.65%, which followed the $125 million at 1.70% during the fourth quarter of 2003, the $144 million at 1.72% during the third quarter of 2003, the $235 million at 1.40% during the second quarter of 2003 and the $140 million at 1.94% during the first quarter of 2003. The Company took these actions all at a time when retail depositors would not lock in low rates being paid on deposits for extended duration. Additionally, the Company has been consistently prepaying higher costing, shorter duration advances and extending duration at lower costs during this period of unprecedented low interest rates. This activity has taken place during every quarter starting in the third quarter of 2002 through the fourth quarter of 2003. The Company’s management believes that it performs more like a niche commercial bank, as an adjustable rate commercial portfolio lender and not a mortgage banking company. The Company does not originate long-term, fixed rate loans for securitization, does not perform like a traditional thrift, and has strong internal controls, processes and expertise to manage interest rate risk.”

Gordon continued, “The Company continues to believe that, as an adjustable rate lender, its loan origination volumes are more driven by the maturation of its predominately direct-retail, relationship-driven lending franchise, which is the third largest multi-family lender in California, and less by market interest rates, as evidenced by the Company’s nearly $300 million adjustable rate loan pipeline, as we enter the second quarter. Further, it is the Company’s belief that its earnings growth is more driven by profitable and efficient balance sheet growth and franchise maturation, and less by market interest rates. Additionally, the closing of the Company’s previously announced acquisition of Hawthorne Financial Corporation (“Hawthorne”) (NASDAQ: “HTHR”) and Hawthorne Savings Bank, also an adjustable rate lender, will bring to the Company approximately $2.14 billion of loans, which rates are tied to various market indices responsive to Treasury rates, LIBOR, Prime, and to a much lesser extent COFI. Over 77% of these loans reprice with market interest rates within the next twelve months. Approximately $1.39 billion, or 57%, of the loans in Hawthorne’s portfolio were originated at current market rates, having been originated since January 1, 2003. Further, the acquisition will bring to the Company $1.76 billion of community-based, relationship-driven, retail deposits, of which 41% consisted of transaction accounts, through 15 branches located in the coastal counties of Southern California, on which Hawthorne has been successful at generating increasing amounts of recurring noninterest sensitive, deposit fee income.”

Some of the Company’s first quarter 2004 highlights and achievements include:

•	The Company’s total assets increased by 14% to $1.96 billion at March 31, 2004, from $1.72 billion at December 31, 2003, and increased 67% from $1.17 billion at March 31, 2003. Total securities declined to 26% of total assets at March 31, 2004 from 33% at December 31, 2003 and 38% at March 31, 2003, as the Company repositioned its balance sheet in anticipation of significant loan growth. The Company’s larger balance sheet was supported by the growth in stockholders’ equity, which increased 11% to $113.8 million at March 31, 2004 from $102.0 million at December 31, 2003, and increased 34% from $84.8 million at March 31, 2003. Total assets grew at an annualized growth rate of 55% during the first quarter of 2004.

•	The Company’s net loans held for investment increased 14% to $1.20 billion at March 31, 2004, from $1.05 billion at December 31, 2003, and increased 109% from $572.8 million at March 31, 2003. At March 31, 2004, 37% of the Company’s multi-family and commercial real estate loans held for investment are tied to an index that adjusts each month. In addition, 48% of the Company’s multi-family and commercial real estate loans have interest rates scheduled to reset within six months and 52% reset within one year from March 31, 2004. The Company’s multi-family and commercial real estate portfolio had a weighted average duration to reset of approximately 21 months at March 31, 2004. The Company retained $227.8 million, or a record 99%, of its core loan originations during the first quarter of 2004, compared to $257.3 million, or 94%, during the fourth quarter of 2003, and$131.1 million, or 51%, during the first quarter of 2003. The Company continues to display its increased ability to retain a significantly larger percentage of its originations compared to the year ago quarter as a result of the previously announced April 1, 2003 realignment of the Company’s lending operations (hereinafter referred to as the “Realignment”), as well as the Company’s increased loan-to-one-borrower limit. Following the anticipated close of the acquisition of Hawthorne, the Company’s loan-to-one-borrower limit is expected to increase from $23 million at March 31, 2004 to in excess of $50 million. Total loans held for investment grew at an annualized growth rate of 57% during the first quarter of 2004.

•	The Company entered the first quarter of 2004 with a core loan pipeline of $165 million at December 31, 2003, and for the first quarter of 2004, the Company’s core loan originations equaled $230.1 million. The Company also entered the first quarter of 2004 with a total loan pipeline of $214 million at December 31, 2003, as previously disclosed in the Company’s fourth quarter 2003 earnings press release, and for the first quarter of 2004, the Company’s total loan originations equaled $259.4 million. The Company enters the second quarter of 2004 with a core loan pipeline of $243 million at March 31, 2004, an increase of 47% from December 31, 2003, and a total loan pipeline of $297 million at March 31, 2004, an increase of 39% from December 31, 2003. The Company projects anticipated significant loans held for investment growth during the second quarter driven by strong volumes of adjustable rate core loan originations, with the Company’s loan origination pipeline floating with market rates that have already moved up to higher rate levels. Additionally, Hawthorne entered the second quarter of 2004 with a total loan pipeline of $192 million.

•	The Company’s total deposits increased 14% to $736.3 million at March 31, 2004, from $645.6 million at December 31, 2003, and 80% from $408.0 million at March 31, 2003. Less interest rate sensitive transaction accounts increased 24% to $481.7 million at March 31, 2004, from $388.0 million at December 31, 2003, and 105% from $234.8 million at March 31, 2003. Of the $93.7 million of growth in transaction accounts during the first quarter of 2004, $23.8 million, or 25%, consisted of growth in noninterest bearing demand deposits. At March 31, 2004, transaction accounts increased to 65% of total deposits from 60% at December 31, 2003, of which business deposits increased to 33% of total transaction accounts from 20% at December 31, 2003. The Bank’s Financial Services Group accounted for $34.2 million of transaction account deposits at March 31, 2004, less than six months after its formation. It is the Company’s belief that should market interest rates rise, the rates paid by the Company on its transaction accounts will lag such moves. Total deposits grew at an annualized growth rate of 56% during the first quarter of 2004.

•	The Company’s net interest income increased 12% to $13.8 million for the first quarter of 2004 from $12.4 million for the fourth quarter of 2003, and 71% from $8.1 million for the first quarter of 2003. Interest income earned on real estate loans increased 11% to $14.9 million for the first quarter of 2004 from $13.4 million for the fourth quarter of 2003, and 78% from $8.4 million for the first quarter of 2003. Total revenues increased 12% to $23.4 million for the first quarter of 2004 from $20.9 million for the fourth quarter of 2003, and 41% from $16.6 million for the first quarter of 2003. Interest income from real estate loans grew at an annualized rate of 44% during the first quarter of 2004, highlighting the impact of the Realignment.

•	The Company’s efficiency ratio was 25.86% for the first quarter of 2004, compared to 25.82% for the fourth quarter of 2003, and 30.08% for the first quarter of 2003. The Company defines its efficiency ratio as general and administrative expenses as a percentage of net interest income and noninterest income. General and administrative expenses as a percentage of average assets declined for the sixth consecutive quarter to 0.89% for the first quarter of 2004 from 0.90% for the fourth quarter of 2003, and 1.36% for the first quarter of 2003, ranking the Company amongst the most efficient financial institutions in the industry.

•	The Company’s net income increased 15% to $7.1 million for the first quarter of 2004, from $6.2 million for the fourth quarter of 2003, and 68% from $4.2 million for the first quarter of 2003. Net income grew at an annualized growth rate of 61% during the first quarter of 2004. The Company’s ROAE increased to 26.30% for the first quarter of 2004, from 24.83% for the fourth quarter of 2003, while the Company’s return on tangible equity increased to 29.91% for the first quarter of 2004, from 28.59% for the fourth quarter of 2003. The Company grew tangible book value per share at an annualized rate of 51% during the first quarter of 2004.

•	The Company determined that a provision for loan losses was not required for the first quarter of 2004 based on the asset quality review completed during such quarter. At March 31, 2004, nonperforming assets represented less than 0.01% of total assets, while the allowance for loan losses totaled 5259% of nonperforming assets, and the Company continued to exhibit excellent asset quality, having no nonperforming multi-family or commercial real estate loans, which account for essentially all of the Company’s loans held for investment.

•	The Company’s book value per share increased 11% to $3.78 at March 31, 2004, from $3.41 at December 31, 2003 and 28% from $2.95 at March 31, 2003. Tangible book value per share increased 13% to $3.35 at March 31, 2004, from $2.97 at December 31, 2003, and 34% from $2.50 at March 31, 2003. The Company grew tangible book value per share at an annualized rate of 51% during the first quarter of 2004. The Company’s tangible equity to assets was 5.14% at March 31, 2004, compared to 5.17% at December 31, 2003, and 6.12% at March 31, 2003. As previously disclosed, the Company believes that the acquisition of Hawthorne will be significantly accretive to the Company’s book and tangible book values per share.

•	In March 2004, the Company received net proceeds of $10.0 million from the issuance of trust preferred securities through an unconsolidated trust subsidiary, bearing a rate of interest equal to the three month LIBOR index plus 265 basis points. The proceeds from this issuance were contributed to the Bank to support further growth. The Bank’s Tier 1 core capital ratio was 7.87%, while Tier 1 core capital increased to $152.5 million at March 31, 2004, from 7.97% and $135.2 million, respectively, at December 31, 2003, positioning the Bank for anticipated significant growth.

•	On January 27, 2004, the Company announced that it had entered into a definitive agreement to acquire Hawthorne, bringing together what management believes is our premier asset generation capabilities with a premier deposit franchise. The acquisition will create one of Southern California’s largest and most profitable financial institutions. The transaction is expected to close during the second quarter of 2004. The combined company will have 19 Southern California banking offices, total assets of approximately $4.7 billion and total deposits of approximately $2.5 billion, before purchase accounting adjustments.

•	In March 2004, the Company entered into a strategic partnership with Sperry Van Ness International (“SVN”), one of the largest and fastest growing commercial real estate sales brokerage firms in the nation, with over 400 commercial real estate sales brokers located in 90 regions and over $3.4 billion of completed commercial real estate transactions during 2003. SVN will promote and refer the Bank as its strategic provider of financing, banking, and deposit products and services to the income property real estate investors who utilize SVN’s commercial real estate brokerage and property management services.

•	In February 2004, the Company entered into a strategic partnership with TIMCOR Financial Corporation (“TIMCOR”), one of California’s leading qualified intermediaries, facilitating tax-deferred real estate exchanges pursuant to Section 1031 of the Internal Revenue Code of 1986. TIMCOR will promote and refer the Bank as a strategic provider of banking, deposit, and lending products and services to the significant number of income property real estate investors who utilize TIMCOR’s services. Additionally, TIMCOR has agreed to maintain a minimum of $50 million in business deposits with the Bank, as well as any funds held from referred transactions.

•	The Bank was the fastest growing savings institution in California for the 36-month period ended December 31, 2003, according to data available from the FDIC website www.fdic.gov, and has announced plans to open banking offices in Beverly Hills, California in the Summer of 2004, and in Newport Coast, California in 2005. Additionally, the Company was the third largest originator of multi-family loans in California for the 12-month period ended December 31, 2003, according to information available from Dataquick Information Systems.

NET INTEREST INCOME

The Company’s net interest income increased 12% to $13.8 million for the first quarter of 2004 from $12.4 million for the fourth quarter of 2003, and 71% from $8.1 million for the first quarter of 2003. The Company’s net interest margin was 3.13% for the first quarter of 2004, compared to 3.22% for the fourth quarter of 2003, and 3.39% for the first quarter of 2003. The Company’s interest rate spread was 3.02% for the first quarter of 2004, compared to 3.15% for the fourth quarter of 2003, and 3.23% for the first quarter of 2003. The decline in the interest rate spread and net interest margin results from the Company originating for portfolio adjustable rate multi-family and commercial real estate loans, while prudently managing the duration of its liabilities, continuing to position the Company’s balance sheet itself to be more asset sensitive in anticipation of rates rising off of historic lows.

The Company’s yield on interest-earning assets decreased to 4.91% for the first quarter of 2004, compared to 5.06% for the fourth quarter of 2003, and 5.64% for the first quarter of 2003. The Company’s cost of interest-bearing liabilities decreased to 1.89% for the first quarter of 2004, compared to 1.91% for the fourth quarter of 2003, and 2.41% for the first quarter of 2003. The Company’s cost of funds, which includes the effect of noninterest-bearing deposits, decreased to 1.85% for the first quarter of 2004, compared to 1.90% for the fourth quarter of 2003, and 2.39% for the first quarter of 2003.

During the first quarter of 2004, the Company continued to take proactive steps to manage its net interest margin and interest rate risk position during this unprecedented period of low interest rates by borrowing $145 million of intermediate term, fixed rate FHLB advances at a weighted average cost of 1.65%. The Company also cut the rate of interest paid on its money market transaction accounts in late January by 5 basis points and in early March by an additional 5 basis points on balances of $10,000 or more, the full impact of which will be realized beginning in the second quarter of 2004. During the first quarter of 2004, the Company had an average balance of transaction account deposits of $419.2 million, which accounted for 62% of average deposits. Transaction account deposits increased 24% to $481.7 million at March 31, 2004 from $388.0 million at December 31, 2003, and 105% from $234.8 million at March 31, 2003.

NONINTEREST INCOME

Noninterest income decreased 43% to $1.8 million for the first quarter of 2004, compared to $3.2 million for the first quarter of 2003 primarily due to lower gains on sales of securities and loans. The Company’s noninterest income included gains realized on sales of securities of $893,000 for the first quarter of 2004 compared to $1.6 million for the first quarter of 2003. The Company’s noninterest income included gains on sales of loans of $138,000 for the first quarter of 2004 compared to $975,000 for the first quarter of 2003. This reduction in gain on sales of loans is a result of the Realignment, which enables the Company to retain up to 100% of its loan originations, resulting in the growth of recurring net interest income rather than “one-time” noninterest income.

NONINTEREST EXPENSES

The Company’s efficiency ratio, which continues to be amongst the lowest in the industry, was 25.86% for the first quarter of 2004, compared to 25.82% for the fourth quarter of 2003, and 30.08% for the first quarter of 2003. The Company’s ratio of general and administrative expenses to total average assets, also amongst the lowest in the industry, declined for the sixth consecutive quarter to 0.89% for the first quarter ended March 31, 2004, compared to 0.90% for the fourth quarter ended December 31, 2003, and 1.36% for the first quarter ended March 31, 2003.

The Company’s general and administrative expenses totaled $4.0 million for the first quarter of 2004, compared to $3.6 million for the fourth quarter of 2003, and $3.4 for the first quarter of 2003. The increase during the first quarter of 2004 compared to the first quarter of 2003, is primarily due to higher personnel and operational costs, including occupancy, marketing and insurance costs related to the growth and maturation of the Company.

INCOME TAXES

The Company’s effective tax rate declined to 38.68% for the first quarter of 2004, compared to 39.49% for the fourth quarter of 2003, and 40.51% for the first quarter of 2003. The decline in the Company’s effective tax rate includes the realization of tax benefits from certain multi-family and commercial real estate loans located in California Enterprise Zones, as well as the recognition of affordable housing tax credits.

BALANCE SHEET AND CAPITAL

The Company had total consolidated assets of $1.96 billion at March 31, 2004, an increase of 14% and 67% from $1.72 billion and $1.17 billion at December 31, 2003 and March 31, 2003, respectively. The Company’s loans held for investment increased by 14%, or $149.3 million, during the first quarter of 2004, as the Company retained a record 99% of its core loan originations. At March 31, 2004, 37% of the Company’s multi-family and commercial real estate loans held for investment are tied to an index that adjusts each month. In addition, 48% of the Company’s multi-family and commercial real estate loans have interest rates scheduled to reset within six months and 52% reset within one year from March 31, 2004. The Company’s multi-family and commercial real estate loan portfolio had a weighted average duration to reset of approximately 21 months at March 31, 2004. Single family residential real estate loans, and loans and lines of credit to businesses and consumers, collectively account for less than one percent of loans held for investment.

The Company’s securities portfolio totaled $506.8 million at March 31, 2004, a decrease of 10% and an increase of 13% from $560.7 million and $446.9 million at December 31, 2003 and March 31, 2003, respectively. Mortgage-backed securities were reduced to 26% of total assets at March 31, 2004, compared to 33% and 38% at December 31, 2003 and March 31, 2003, respectively. The reduction in the principal balance of the securities portfolio during the first quarter of 2004 resulted primarily from sales of mortgage backed securities, as well as amortization and prepayments received, in anticipation of funding the significantly larger loan pipeline as the Company enters the second quarter of 2004, and positions the Company to benefit from the addition of higher yielding, adjustable rate loans, in anticipation of higher interest rates in the future.

The Company’s deposits totaled $736.3 million at March 31, 2004, an increase of 14% and 80% from $645.6 million and $408.0 million at December 31, 2003 and March 31, 2003, respectively. During the first quarter of 2004, the Company’s continued focus on core deposit growth through business and private relationship banking resulted in an increase in transaction accounts by 24%, or $93.7 million, of which 25% was from growth in noninterest bearing demand deposit accounts and 75% was from money market and other transaction accounts. Of the Company’s transaction account deposits at March 31, 2004, the majority was from Orange, Los Angeles, Riverside and San Diego counties, with business deposits accounting for $158.3 million or 33% of the total. The Company’s time deposits totaled $254.6 million at March 31, 2004, a decrease of 1% and an increase of 47% from $257.6 million and $173.3 million at December 31, 2003 and March 31, 2003, respectively.

Borrowings totaled $1.10 billion at March 31, 2004, an increase of 14% and 69% from $963.3 million and $648.7 million at December 31, 2003 and March 31, 2003, respectively. FHLB advances totaled $970.5 million at March 31, 2004, an increase of 18% and 138% from $822.5 million and $408.1 million at December 31, 2003 and March 31, 2003, respectively. In March 2004, the Company received net proceeds of $10.0 million from the issuance of trust preferred securities through an unconsolidated trust subsidiary, bearing a rate of interest equal to the three month LIBOR index plus 265 basis points. The initial interest rate was established at 3.76%. The proceeds from this issuance were contributed to the Bank, to support further growth.

Stockholders’ equity totaled $113.8 million at March 31, 2004, an increase of 11% and 34% from $102.0 million and $84.8 million at December 31, 2003, and March 31, 2003, respectively. The Company’s ratios of equity to assets and tangible equity to assets were 5.81% and 5.14%, respectively, at March 31, 2004. The Company’s tangible equity per share grew at an annualized growth rate of 51% during the first quarter of 2004.

In addition, the capital ratios of the Bank continued to exceed federal regulatory requirements for classification as a “well-capitalized” institution, the highest regulatory standard, with an estimated Tier 1 core capital ratio of 7.87% and Tier 1 core capital of $152.5 million at March 31, 2004, compared to 7.97% and $135.2 million at December 31, 2003, respectively. The increase in the Bank’s Tier 1 core capital from the prior period is a result of the Bank’s retained earnings and the contribution of capital from its parent, primarily from the issuance of trust preferred securities through an unconsolidated trust subsidiary.

LOAN ORIGINATIONS

At December 31, 2003, the Company’s core loan pipeline was $165 million, and for the first quarter of 2004, the Company’s core loan originations equaled $230.1 million. At December 31, 2003, the Company’s total loan pipeline was $214 million, and for the first quarter of 2004, the Company’s total loan originations equaled $259.4 million. The Company entered the second quarter of 2004 with a core loan pipeline of $243 million, an increase of 47% from December 31, 2003, and a total loan pipeline of $297 million, an increase of 39% from December 31, 2003. The Company’s total loan originations include loans that were funded through the Company’s strategic alliance with Greystone Servicing Corporation, a Fannie Mae DUS lender, and the Company’s other broker and conduit channels. At March 31, 2004, as the Company enters the second quarter of 2004, 72% of the loans in the Company’s core loan pipeline are monthly adjustable, while 12% and 11% are fixed for three and five years, respectively, before becoming monthly adjustable.

The Realignment resulted in the Bank becoming the originator of most of the Company’s loans, and enabled the Bank to hold a significantly increased percentage of the Company’s loan originations. The Company retained for investment a record 99%, or $227.8 million, of its core originations for the first quarter of 2004, compared to 94%, or $257.3 million, for the fourth quarter of 2003, and 51%, or $131.1 million, for the first quarter of 2003.

PORTFOLIO ASSET QUALITY

The Company’s average loan size for the multi-family and commercial real estate loans held for investment portfolios at March 31, 2004 was $1.4 million and $1.6 million, respectively. At March 31, 2004, the Company’s multi-family real estate loans held for investment, at origination, had a weighted average loan to value ratio of 68%, and a weighted average debt coverage ratio of 1.29, and commercial real estate loans, at origination, had a weighted average loan to value ratio of 65%, and a weighted average debt coverage ratio of 1.47. The Company had one nonaccrual loan, a commercial business line of credit, with a $75,000 outstanding balance as of March 31, 2004, which is the only nonperforming asset at that date. The loan is currently performing in accordance with its restructuring agreement and its outstanding balance has declined from $129,000 and $225,000 at December 31, 2003 and March 31, 2003, respectively. At March 31, 2004, the Company had no loans that were delinquent 30 days or more. Nonperforming assets were less than 0.01% of total assets at March 31, 2004.

The Company’s comprehensive asset quality review, performed during the first quarter of 2004, was based on its enhanced asset classification process. The Company used this current information, along with other qualitative and quantitative factors, updated industry and peer comparison data to calculate the allowance for loan losses. This comprehensive review indicated that a provision for loan losses for the first quarter of 2004 was not required and that the allowance for loan losses is adequate to cover potential losses inherent in the loan portfolio. Future additions to the allowance for loan losses may be required as a result of the factors described below.

Management establishes the allowance for loan losses commencing with the credit quality and historical performance of the Company’s multi-family and commercial real estate loan portfolio, which accounts for virtually all of the loan portfolio and has not resulted in any delinquencies more than one payment past due, non-performing loans, adverse classifications or losses. The Company’s overall asset quality remained sound, as supported by its internal risk rating process of a more seasoned multi-family and commercial real estate loan portfolio.

The allowance for loan losses is derived by analyzing the historical loss experience and asset quality within each loan portfolio segment, along with assessing qualitative environmental factors, and correlating it with the delinquency and classification status for each portfolio segment. Management utilizes a loan grading system with five classification categories, including assets classified as Pass, based upon credit risk characteristics and categorizes each loan asset by risk grade allowing for a more consistent review of similar loan assets. Management has also evaluated the loss exposure of classified loans, which are reviewed individually based on the evaluation of the cash flow, collateral, other sources of repayment, guarantors and any other relevant factors to determine the inherent loss potential in the credit.

Management considers the following qualitative environmental factors in determining the allocated loss factors when analyzing the allowance for loan losses: the levels of and trends in past due, non-accrual and impaired loans; levels of and trends in charge-offs and recoveries; the trend in volume and terms of loans; the effects of changes in credit concentrations; the effects of changes in risk selection and underwriting standards, and other changes in lending policies, procedures and practices; the experience, ability and depth of management and other relevant staff; national and local economic trends and conditions; and industry conditions.

The overall adequacy of the allowance for loan losses is reviewed by the Bank’s Internal Asset Review Committee on a quarterly basis and submitted to the Board of Directors for approval. The Internal Asset Review Committee’s responsibilities consist of risk management, as well as problem loan management, which include ensuring proper risk grading of all loans and analysis of specific allocations for all classified loans.

The Company, headquartered in Irvine, CA, is a multifaceted financial services company which provides financial services to meet the needs of its client base, which includes income-property real estate investors, middle market commercial businesses, and high net-worth individuals, families and professionals. At March 31, 2004, the Company had total assets of $1.96 billion, was the 3rd largest multi-family lender in California during the 12 months ended December 31, 2003 (source: Dataquick Information Systems). Commercial Capital Bank, the Company’s bank subsidiary, was the fastest growing savings institution in California, based on percentage growth in total assets over the 36 months ended December 31, 2003 (source: www.fdic.gov). The Bank has full service banking offices located at the Company’s headquarters in Irvine, Rancho Santa Margarita, Riverside, and La Jolla and loan origination offices in Sacramento, Corte Madera (Marin County), Oakland, Burlingame, Woodland Hills, Encino, Los Angeles, Irvine, and La Jolla, California, and plans to open banking offices in Beverly Hills, California in the Summer of 2004 and in Newport Coast, California in 2005.

CONFERENCE CALL AND WEBCAST INFORMATION

Analysts and investors may listen to a discussion of the first quarter of 2004 performance and participate in the question/answer session either by dialing the phone number listed below, or through viewing a live video webcast of the discussion accessed through a link on the home page of the Company’s website at www.commercialcapital.com. The multimedia webcast enables participants to listen to the discussion and simultaneously view the video broadcast, tables, charts, an outline of the performance highlights, and submit questions for live response from the hosts. Either Real Media or Windows Media player is required for viewing the video webcast.

Conference Call Date: Monday, April 26, 2004 Time: 7:30 a.m. PDT (10:30 a.m. EDT) Phone Number (800) 901-5217 International Dial-in Number (617) 786-2964 Access Code: 89545599	Webcast Date: Monday, April 26, 2004 Time: 7:30 a.m. PDT (10:30 a.m. EDT) Webcast URL: www.commercialcapital.com Windows Media player is required

Replay information: for those who are unable to participate in the call or webcast, an archive of the webcast will be available on the Company’s site at www.commercialcapital.com beginning approximately 2 hours following the end of the call. The archive will be available until May 31, 2004.

It is recommended that participants dial into the call, or log in to the webcast, approximately 5 to 10 minutes prior to the event.

This press release and the aforementioned webcast may include forward-looking statements (related to each company’s plans, beliefs and goals), which involve certain risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: competitive pressure in the banking industry; changes in the interest rate environment; the health of the economy, either nationally or regionally; the deterioration of credit quality, which would cause an increase in the provision for possible loan and lease losses; changes in the regulatory environment; changes in business conditions, particularly in California real estate; volatility of rate sensitive deposits; asset/liability matching risks and liquidity risks; and changes in the securities markets. The Company undertakes no obligation to revise or publicly release any revision to these forward-looking statements.

COMMERCIAL CAPITAL BANCORP, INC. UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Dollars in Thousands, except per share data)

	Mar. 31, 2004	Mar. 31, 2003

ASSETS

Cash and Bank Accounts	$7,897	$3,680
Fed Funds	64,000	18,400
Securities
MBS – Held To Maturity	—	2,036
MBS – Available For Sale	506,682	444,754
Other Investments – Available For Sale	100	101

Total Securities	506,782	446,891
FHLB Stock	48,475	22,272
Loans Held for Investment
Single Family	2,882	3,855
Multifamily	1,045,651	496,627
Commercial Real Estate	146,329	65,630

Total Real Estate Loans	1,194,862	566,112
Business Loans	2,391	4,221
Business & Consumer Lines of Credit	4,692	5,986
Consumer Loans	11	61

Total Loans	1,201,956	576,380
Premiums on Loans Purchased	39	142
Unearned Net Loan Fees and Discounts	(1,126)	(353)
Allowance for Loan Losses	(3,944)	(3,325)

Total Loans Held for Investment, Net	1,196,925	572,844
Loans Held for Sale	3,079	76,994
Fixed Assets – Net	1,784	933
Foreclosed Assets	—	—
Accrued Interest Receivable	7,626	4,612
Goodwill	13,035	13,035
Other Assets	110,053	13,218

TOTAL ASSETS	$1,959,656	$1,172,879

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits
Noninterest-Bearing	$35,959	$7,932
Money Market	441,595	222,192
Other Transaction Accounts	4,189	4,671

Total Transaction Deposits	481,743	234,795
Retail Time Deposits	186,597	135,198
Broker Time Deposits	67,960	38,052

Total Time Deposits	254,557	173,250

Total Deposits	736,300	408,045
Borrowings
FHLB Advances	970,477	408,097
Securities Sold Under Agreements to Repurchase	58,502	134,488
Junior Subordinated Debentures (2)	64,435	—
Trust Preferred Securities (2)	—	35,000
Warehouse Line of Credit	2,100	71,098

Total Borrowings	1,095,514	648,683
Other Liabilities	14,082	31,366

TOTAL LIABILITIES	1,845,896	1,088,094

STOCKHOLDERS’ EQUITY	113,760	84,785

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,959,656	$1,172,879

Operating Data Performance Ratios and Other Data:	Mar. 31, 2004	Mar. 31, 2003(1)

Equity to assets at end of period	5.81%	7.23%
Tangible equity to assets at end of period	5.14	6.12
Nonperforming assets	$75	$225
Nonperforming assets to total assets	0.00%	0.02%
Allowance for loan losses to total loans held for investment at end of period	0.33	0.58
Allowance for loan losses to nonperforming assets	5259	1478

Per Share Data
Common shares outstanding at end of period	30,100,472	28,709,716
Book value per share	$3.78	$2.95
Tangible book value per share	3.35	2.50

(1)	share data has been adjusted to reflect a 3-for-2 stock split on September 29, 2003, and a 4-for-3 stock split on February 20, 2004.

(2)	The Company adopted FIN46R on January 1, 2004, which deconsolidated the trust subsidiaries and changes the classification of the related debt from trust preferred securities to junior subordinated debentures.

COMMERCIAL CAPITAL BANCORP, INC. UNAUDITED CONSOLIDATED STATEMENTS OF INCOME (Dollars in Thousands, except per share data)

	THREE MONTHS ENDED
	Mar. 31, 2004	Mar. 31, 2003

Interest Income
Real Estate Loans	$14,932	$8,408
Other Loans	109	143
Investments	6,589	4,840

Total Interest Income	21,630	13,391
Interest Expense
Deposits	3,088	2,003
FHLB Advances	3,895	2,115
Repurchase Agreements	156	469
Junior Subordinated Debentures	638	—
Trust Preferred Securities	—	456
Warehouse Line Advances	51	284

Total Interest Expense	7,828	5,327

Net Interest Income	13,802	8,064
Provision for Loan Losses	—	609

Net Interest Income after Provision for Loan Losses	13,802	7,455
Noninterest Income
Gain on Sale of Loans	138	975
Mortgage Banking Fees	112	75
Banking and Servicing Fees	437	195
Other Income	238	323
Gain on Sale of Securities	893	1,647

Total Noninterest Income	1,818	3,215

Noninterest Expenses
Compensation and Benefits	2,210	1,504
Severance	—	430
Non-Cash Stock Compensation	29	208
Occupancy	285	201
General Operating	1,515	1,050

Total G&A Expenses	4,039	3,393
Early Extinguishment of Debt	—	152

Total Noninterest Expenses	4,039	3,545

Income Before Taxes	11,581	7,125
Income Tax Expense	4,480	2,886

Net Income	$7,101	$4,239

Operating Data Performance Ratios and Other Data:	Mar. 31, 2004	Mar. 31, 2003(1)

Earnings per share – Basic	$0.24	$0.15
Earnings per share – Diluted	0.22	0.14
Weighted average shares outstanding – Basic	30,018,996	28,642,292
Weighted average shares outstanding – Diluted	32,215,530	29,979,068
Return on average assets	1.56%	1.70%
Return on average stockholders’ equity	26.30	20.60
Return on average tangible stockholders’ equity	29.91	24.48
Interest rate spread	3.02	3.23
Net interest margin	3.13	3.39
Efficiency ratio	25.86	30.08
G&A to average assets	0.89	1.36
Effective tax rate	38.68	40.51
Total loan originations	$259,372	$266,951
Core loan originations (2)	230,103	257,197
Broker/conduit originations	29,269	9,754
Core loan originations retained	227,828	131,118
Percent of core loan originations retained	99%	51%
Charge-offs <Recoveries>	$ <2 >	$—

(1)	share data has been adjusted to reflect a 3-for-2 stock split on September 29, 2003, and a 4-for-3 stock split on February 20, 2004.

(2)	The Company defines core loan originations to exclude those loan originations funded through its strategic alliance with Greystone Servicing Corporation, a Fannie Mae DUS lender, and the Company’s other broker and conduit channels.

COMMERCIAL CAPITAL BANCORP, INC. UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Dollars in Thousands, except per share data)

	Mar. 31, 2004	Dec. 31, 2003	Sept. 30, 2003	June 30, 2003	Mar. 31, 2003

ASSETS

Cash and Bank Accounts	$7,897	$4,066	$8,347	$2,218	$3,680
Fed Funds	64,000	—	20,500	—	18,400
Securities
MBS – Held To Maturity	—	—	—	—	2,036
MBS – Available For Sale	506,682	560,629	448,859	581,106	444,754
Other Investments – Available For Sale	100	100	101	101	101

Total Securities	506,782	560,729	448,960	581,207	446,891
FHLB Stock	48,475	41,517	35,395	30,282	22,272
Loans Held for Investment
Single Family	2,882	3,193	2,754	3,239	3,855
Multifamily	1,045,651	935,063	764,996	610,202	496,627
Commercial Real Estate	146,329	108,560	83,687	78,620	65,630

Total Real Estate Loans	1,194,862	1,046,816	851,437	692,061	566,112
Business Loans	2,391	2,441	2,773	3,094	4,221
Business & Consumer Lines of Credit	4,692	3,229	7,578	6,185	5,986
Consumer Loans	11	41	46	79	61

Total Loans	1,201,956	1,052,527	861,834	701,419	576,380
Premiums on Loans Purchased	39	67	88	115	142
Unearned Net Loan Fees and Discounts	(1,126)	(1,020)	(896)	(577)	(353)
Allowance for Loan Losses	(3,944)	(3,942)	(3,938)	(4,002)	(3,325)

Total Loans Held for Investment, Net	1,196,925	1,047,632	857,088	696,955	572,844
Loans Held for Sale	3,079	14,893	26,514	54,890	76,994
Fixed Assets – Net	1,784	1,534	1,400	1,023	933
Foreclosed Assets	—	—	—	—	—
Accrued Interest Receivable	7,626	6,827	5,514	5,622	4,612
Goodwill	13,035	13,035	13,035	13,035	13,035
Other Assets	110,053	32,906	32,835	26,589	13,218

TOTAL ASSETS	$1,959,656	$1,723,139	$1,449,588	$1,411,821	$1,172,879

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits
Noninterest-Bearing	$35,959	$12,125	$8,827	$9,110	$7,932
Money Market	441,595	372,273	312,501	278,542	222,192
Other Transaction Accounts	4,189	3,642	3,223	4,359	4,671

Total Transaction Deposits	481,743	388,040	324,551	292,011	234,795
Retail Time Deposits	186,597	189,566	183,742	189,433	135,198
Broker Time Deposits	67,960	67,990	58,117	48,123	38,052

Total Time Deposits	254,557	257,556	241,859	237,556	173,250

Total Deposits	736,300	645,596	566,410	529,567	408,045
Borrowings
FHLB Advances	970,477	822,519	686,562	606,733	408,097
Securities Sold Under Agreements to Repurchase	58,502	74,475	—	68,840	134,488
Junior Subordinated Debentures (2)	64,435	—	—	—	—
Trust Preferred Securities (2)	—	52,500	42,500	35,000	35,000
Warehouse Lines of Credit	2,100	13,794	26,512	54,967	71,098

Total Borrowings	1,095,514	963,288	755,574	765,540	648,683
Other Liabilities	14,082	12,213	31,502	25,368	31,366

TOTAL LIABILITIES	1,845,896	1,621,097	1,353,486	1,320,475	1,088,094

STOCKHOLDERS’ EQUITY	113,760	102,042	96,102	91,346	84,785

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,959,656	$1,723,139	$1,449,588	$1,411,821	$1,172,879

Operating Data Performance Ratios and Other Data:	Mar. 31, 2004	Dec. 31, 2003	Sept. 30, 2003	June 30, 2003	Mar. 31, 2003

Equity to assets at end of period	5.81%	5.92%	6.63%	6.47%	7.23%
Tangible equity to assets at end of period	5.14	5.17	5.73	5.55	6.12
Nonperforming assets	$75	$129	$175	$205	$225
Nonperforming assets to total assets	0.00%	0.01%	0.01%	0.01%	0.02%
Allowance for loan losses to total loans held for investment at end of period	0.33	0.37	0.46	0.57	0.58
Allowance for loan losses to nonperforming assets	5259	3056	2250	1952	1478

Per Share Data
Common shares outstanding at end of period (1)	30,100,472	29,956,372	29,859,865	29,275,728	28,709,716
Book value per share (1)	$3.78	$3.41	$3.22	$3.12	$2.95
Tangible book value per share (1)	3.35	2.97	2.78	2.67	2.50

(1)	share data has been adjusted to reflect a 3-for-2 stock split on September 29, 2003, and a 4-for-3 stock split on February 20, 2004.

(2)	The Company adopted FIN46R on January 1, 2004, which deconsolidated the trust subsidiaries and changes the classification of the related debt from trust preferred securities to junior subordinated debentures.

COMMERCIAL CAPITAL BANCORP, INC. UNAUDITED CONSOLIDATED STATEMENTS OF INCOME (Dollars in Thousands, except per share data)

	THREE MONTHS ENDED
	Mar. 31, 2004	Dec. 31, 2003	Sept. 30, 2003	June 30, 2003	Mar. 31, 2003

Interest Income
Real Estate Loans	$14,932	$13,449	$11,293	$10,154	$8,408
Other Loans	109	144	132	155	143
Investments	6,589	5,832	5,635	5,989	4,840

Total Interest Income	21,630	19,425	17,060	16,298	13,391
Interest Expense
Deposits	3,088	2,880	2,676	2,540	2,003
FHLB Advances	3,895	3,362	2,941	2,557	2,115
Repurchase Agreements	156	179	76	384	469
Junior Subordinated Debentures	638	—	—	—	—
Trust Preferred Securities	—	534	438	448	456
Warehouse Line Advances	51	107	121	370	284

Total Interest Expense	7,828	7,062	6,252	6,299	5,327

Net Interest Income	13,802	12,363	10,808	9,999	8,064
Provision for Loan Losses	—	—	—	677	609

Net Interest Income after Provision for Loan Losses	13,802	12,363	10,808	9,322	7,455
Noninterest Income
Gain on Sale of Loans	138	424	198	571	975
Mortgage Banking Fees	112	136	244	285	75
Banking and Servicing Fees	437	438	335	383	195
Other Income	238	180	314	278	323
Gain on Sale of Securities	893	256	395	1,517	1,647

Total Noninterest Income	1,818	1,434	1,486	3,034	3,215

Noninterest Expenses
Compensation and Benefits	2,210	2,008	2,019	2,127	1,504
Severance	—	—	—	241	430
Non-Cash Stock Compensation	29	—	—	145	208
Occupancy	285	267	247	205	201
General Operating	1,515	1,287	1,121	1,085	1,050

Total G&A Expenses	4,039	3,562	3,387	3,803	3,393
Early Extinguishment of Debt	—	58	320	771	152

Total Noninterest Expenses	4,039	3,620	3,707	4,574	3,545

Income Before Taxes	11,581	10,177	8,587	7,782	7,125
Income Tax Expense	4,480	4,019	3,230	3,107	2,886

Net Income	$7,101	$6,158	$5,357	$4,675	$4,239

	THREE MONTHS ENDED
Operating Data Performance Ratios and Other Data:	Mar. 31, 2004	Dec. 31, 2003	Sept. 30, 2003	June 30, 2003	Mar. 31, 2003

Earnings per share – Basic(1)	$0.24	$0.21	$0.18	$0.16	$0.15
Earnings per share – Diluted(1)	0.22	0.19	0.17	0.15	0.14
Weighted average shares outstanding – Basic(1)	30,018,996	29,917,584	29,609,168	29,131,024	28,642,292
Weighted average shares outstanding – Diluted(1)	32,215,530	32,007,081	31,569,969	30,871,625	29,979,068
Return on average assets	1.56%	1.56%	1.58%	1.48%	1.70%
Return on average stockholders’ equity	26.30	24.83	23.84	21.08	20.60
Return on average tangible stockholders’ equity	29.91	28.59	27.89	24.70	24.48
Interest rate spread	3.02	3.15	3.26	3.17	3.23
Net interest margin	3.13	3.22	3.32	3.29	3.39
Efficiency ratio	25.86	25.82	27.55	29.18	30.08
G&A to average assets	0.89	0.90	1.00	1.21	1.36
Effective tax rate	38.68	39.49	37.61	39.93	40.51
Total loan originations	$259,372	$304,039	$331,384	$207,128	$266,951
Core loan originations (2)	230,103	274,884	243,415	183,686	257,197
Broker/conduit originations	29,269	29,155	87,969	23,442	9,754
Core loan originations retained	227,828	257,289	221,799	157,803	131,118
Percent of core loan originations retained	99%	94%	91%	86%	51%
Charge-offs <Recoveries>	$ <2 >	$ <4 >	$64	$—	$—

(1)	share data has been adjusted to reflect a 3-for-2 stock split on September 29, 2003, and a 4-for-3 stock split on February 20, 2004.

(2)	The Company defines core loan originations to exclude those loan originations funded through its strategic alliance with Greystone Servicing Corporation, a Fannie Mae DUS lender, and the Company’s other broker and conduit channels.

COMMERCIAL CAPITAL BANCORP, INC. Average Balances, Net Interest Income, Yields Earned and Rates Paid

	Three Months Ended March 31,

	2004			2003

	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost

	(Dollars in thousand)
Interest-earning assets:
Total loans(1)	$1,122,528	$15,041	5.36%	$552,550	$8,551	6.19%
Securities(2)	581,703	6,170	4.24	373,266	4,597	4.93
FHLB stock	44,954	399	3.55	18,209	235	5.16
Cash and cash equivalents(3)	14,671	20	0.55	6,137	8	0.52

Total interest earning assets	1,763,856	21,630	4.91	950,162	13,391	5.64
Noninterest earning assets	53,924			46,393

Total assets	$1,817,780			$996,555

Interest-bearing liabilities:
Deposits:
Transaction accounts(4)	$419,234	2,004	1.92	$200,550	1,229	2.49
Certificates of deposits	258,945	1,084	1.68	130,056	774	2.41

Total deposits	678,179	3,088	1.83	330,606	2,003	2.46
Securities sold under agreements to repurchase	54,769	156	1.15	141,160	469	1.35
FHLB advances	867,922	3,895	1.81	349,777	2,115	2.45
Warehouse line of credit	9,596	51	2.14	41,349	284	2.79
Trust preferred securities / Junior subordinated debt	54,238	638	4.73	35,000	456	5.28

Total interest-bearing liabilities	1,664,704	7,828	1.89	897,892	5,327	2.41

Noninterest-bearing deposits	33,259			6,570
Other noninterest-bearing liabilities	11,821			9,788

Total liabilities	1,709,784			914,250
Stockholders’ equity	107,996			82,305

Total liabilities and stockholders’ equity	$1,817,780			$996,555

Net interest-earning assets	$99,152			$52,270

Net interest income/interest rate spread		$13,802	3.02%		$8,064	3.23%

Net interest margin			3.13%			3.39%

(1)	The average balance of loans receivable includes loans for sale and is presented without reduction for the allowance for loan losses.

(2)	Consists of mortgage-backed securities and U.S. government securities which are classified as held-to-maturity and available-for-sale, excluding gains or losses on securities classified as available-for-sale.

(3)	Consists of cash and due from banks, restricted cash and federal funds sold.

(4)	Consists of savings, NOW and money market accounts.